SECOND AMENDMENT
TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT dated this 8th day of October, 2007, to the Fund Accounting Servicing Agreement dated as of August 15, 2005, as amended June 8, 2007, (the "Agreement"), is entered by and between Intrepid Capital Management Funds Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement; and

WHEREAS, the Trust intends to create an additional fund and amend the fees; and

WHEREAS, the parties desire to extend said Agreement to apply to the added fund and fees; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A and Exhibit B of the Agreement are hereby superseded and replaced with Exhibit A and Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

INTREPID CAPITAL MANAGEMENT	U.S. BANCORP FUND SERVICES, LLC
FUNDS TRUST

By: /s/ Mark F. Travis	By: /s/ Michael R. McVoy

Name: Mark F. Travis	Name: Michael R. McVoy

Title: President / C.E.O.	Title: Executive Vice President

Exhibit A
to the Fund Accounting Servicing Agreement – Intrepid Capital Management Funds Trust

Fund Names

Separate Series of Intrepid Capital Management Trust Funds

Name of Series	Date Added
Intrepid Capital Fund	08-10-2004
Intrepid Small Cap Fund	10-03-2005
Intrepid Income Fund	07-01-2007
Intrepid All Cap Fund	on or about October 31, 2007